PRIVILEGED AND CONFIDENTIAL
CHIEF EXECUTIVE OFFICER SEPARATION AND RELEASE AGREEMENT
(the Separation Agreement)
between
FREYR Battery Norway AS (the “Company”);
FREYR Battery, Inc. (the “Parent Company”);
and
Birger K. Steen (the “CEO”)
(jointly referred to as the “Parties”)
The Parties agree that the employment of the CEO contemplated by the employment agreement dated September 29, 2023 (the “Employment Agreement”) shall terminate/expire on June 30, 2024 with release of work on June 6, 2024. The departure from the CEO’s position shall be governed by the provision of this Separation Agreement, supplemented by the provisions of the Employment Agreement as applicable, mutatis mutandis:
1.The CEO will leave his roles as Chief Executive Officer and Director of FREYR Battery, Inc. (the “Parent Company”) and any other position that the CEO holds with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof), including the Employment Agreement with the Company, in each case with effect from June 6, 2024. The board of directors of the Parent Company (the “Board”) acknowledges and agrees with such departure. If required, the CEO shall sign and contribute with all necessary documentation in order to facilitate a smooth transition and departure from any of the aforementioned officerships, directorships etc.
2.Due to the CEO’s departure, he shall with immediate effect be released from the duties and rights to perform the role as Chief Executive Officer and Director according to the Employment Agreement and shall not perform his regular duties pertaining to such positions within the FREYR Battery Group (which includes any company which is for the time being a subsidiary of the Parent Company) from June 6, 2024 to June 30, 2024 (the “Transition Period”). During the Transition Period, the CEO agrees to serve as a special advisor to the incoming Chief Executive Officer of the Parent Company (the “Incoming CEO”) by providing certain transitional services to assist the Incoming CEO in preparing for such position, as requested by such individual and/or the Parent Company.
3.The CEO is eligible to participate in the insurance and pension schemes until the expiry of the Transition Period on 30 June 2024. An offer of continuation insurance will be issued in accordance with applicable law.

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4.In accordance with Section 17 of the Employment Agreement, the Company shall continue to pay to the CEO remuneration for the role as Chief Executive Officer and Director of the Parent Company as set out in clause 4 of the Employment Agreement through June 30, 2024 (inclusive). Additionally, the CEO shall receive a payment corresponding to 12 months base salary as described under Clause 4.1 of the Employment Agreement, in total NOK 7 000 000 (seven million), as severance pay from the Company (the “Severance Pay”) The Severance Pay shall be paid to the CEO as a lump sum payment (less withholding taxes) on June 7, 2024. No holiday allowance or pension contribution shall be calculated on the Severance Pay.
5.The CEO shall receive accrued, but previously unpaid, holiday allowance until the end of the Transition Period. The holiday allowance shall be paid on June 20, 2024. Any accrued holiday shall be considered taken out by the CEO prior to the expiry of the Transition Period and the CEO is not entitled to any additional compensation in this regard.
6.Each party shall be responsible for taxes, duties etc. for which such party is liable to pay as a result of this Separation Agreement. Tax deductions are made pursuant to ordinary rules, and the amount will be reported to the tax authorities subsequent to applicable law.
7.The Company also agrees to bear all reasonable and documented legal fees and expenses, including but not limited to any legal fees incurred in Norway and the US, incurred by the CEO solely in connection with the review of the agreements entered into between the CEO, the Parent Company and the Company (and other entities within the FREYR Battery Group) in connection with his departure, up to a maximum of NOK 250 000 excl. VAT.
8.The CEO represents, warrants and confirms that the CEO has been properly paid all salary, wages, commissions, bonuses and other compensation due to the CEO and the Company and Parent Company owe the CEO no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Separation Agreement.
9.All options granted to the CEO and vested as of June 5, 2024, shall be exercisable for three (3) months after June 5, 2024 (but in no event later than the expiration of the term of such options). With respect to any options granted that are not vested on June 5, 2024, the shares of the Parent Company’s common stock covered by the unvested portion of the options will revert to the Parent Company’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”). The Parties further agree that if after termination the CEO does not exercise his vested options within the specified time period described herein, the options will automatically terminate and are forfeited without payment of any consideration on June 5, 2024, and the CEO shall not receive (or be entitled to receive) any additional equity incentive awards as of June 5, 2024. The CEO shall not be entitled to payment of any cash bonus under the Parent Company’s short-term incentive plan for 2024.

PRIVILEGED AND CONFIDENTIAL
10.The CEO shall be relieved from his non-compete obligations according to the Employment Agreement section 13.1, and will accordingly not receive any payment in accordance with clause 13.7 of the Employment Agreement.
11.Any provision of the Employment Agreement that pursuant to its terms survives termination of the Employment Agreement and regulates rights and obligations of the Parties following the termination of the Employment Agreement, shall continue to apply after termination in accordance with its terms, mutatis mutandis, i.e., Confidentiality (section 12), Non-Solicitation (section 13) and Intellectual Property (section 15). The restrictive covenants (section 13), with exception of the Non-Competition provisions in section 13.1, shall apply until June 30, 2025. The CEO shall in accordance with clause 16.5 of the Employment Agreement promptly return all Parent Company property in his possession by June 6, 2024 (including any property pertaining to FREYR Battery Group as a whole).
12.Indemnification from liability arising from the role as Chief Executive Officer and Director of the Parent Company and any other positions with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof) shall not be affected by the CEO leaving his positions as Chief Executive Officer and Director or the terms of this Separation Agreement and shall continue in accordance with its terms.
13.The CEO, on behalf of himself, the CEO’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the CEO (collectively, the “CEO Releasers”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, the Parent Company, the group companies together with each of their respective affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Company Releasee” and collectively, the “Company Releasees”) from, and does fully waive any obligations of any of the Company Releasees to CEO Releasers for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the CEO or any other CEO Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever: (i) arising from the beginning of time up to the date the CEO executes this Agreement, including, but not limited to, (A) any such Claims relating in any way to the CEO’s employment with the Company, the Parent Company or any other Company Releasee, including, but not limited to, the CEO’s relationship as a special advisor to the Incoming CEO, and (B) any such Claims arising under any Norwegian or US federal, local, or state statute or regulation, or any other foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the CEO’s employment with the Company, the Parent Company or any other Company

PRIVILEGED AND CONFIDENTIAL
Releasee, including, but not limited to, the CEO’s relationship as a special advisor to the Incoming CEO; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company, the Parent Company or any other Company Releasee and the CEO (including, without limitation, the Employment Agreement).
14.Notwithstanding anything herein to the contrary, CEO Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims the CEO may have that cannot be waived under applicable law; (B) rights under this Separation Agreement; (C) any rights the CEO may have to vested benefits under qualified retirement and welfare programs; (D) any rights the CEO has or may have as a shareholder with respect to any shares of the Parent Company owned outright by the CEO; and (E) any claims or rights relating to indemnification of the CEO by the Company and Parent Company or to benefits under any directors or officers insurance policy maintained by the Company and/or Parent Company.
15.The Company, the Parent Company, and the Group Companies (each, individually, a “Company Releaser” and collectively, the “Company Releasers”) hereby release and discharge to the extent allowed by applicable law, the CEO from any and all Claims against the CEO any of the Company Releasers ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever, including, without limitation, claims relating to or arising from the CEO’s employment by or termination of employment with the Company, the Parent Company or any Group Company, or from any other positions that the CEO holds or have held with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof). Notwithstanding anything herein to the contrary, Company Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to potential Claims, if any, that are based on fraud or misappropriation by the CEO, which the Company Releasers were not aware of or should not have been aware of at the date of this Separation Agreement.
16.The CEO agrees that neither this Separation Agreement, nor the furnishing of the consideration for this general release of claims, shall be deemed or construed at any time to be an admission by the Company, any other Company Releasee or the CEO of any improper or unlawful conduct. The CEO further acknowledges and agrees that the Company and the other Company Releasees have fully satisfied any and all obligations owed to the CEO arising out of or relating to the CEO’s employment with the Company or any other Company Releasees, and no further sums, payments, or benefits are owed to the CEO by the Company or any of the other Company Releasees arising out of or relating to the CEO’s employment with the Company or any of the other Company Releasees, except as expressly provided in this Separation Agreement.
17.The Company Releasers hereby acknowledges and confirms that as of the date of this Separation Agreement, the Company Releasers are not aware of any circumstances implying or that might suggest that the CEO has acted inappropriately in the performance of his duties. Specifically, the Company Releasers confirms they have no reason to believe the CEO has withheld relevant information from the board of directors or has

PRIVILEGED AND CONFIDENTIAL
otherwise engaged in any mismanagement of the Company. The Company Releasers further acknowledges that throughout the term of employment, the CEO has fulfilled his role in accordance with all applicable laws, regulations, and internal policies and has duly executed his obligations and responsibilities as the Chief Executive Officer and Director of the Parent Company and any other positions that the CEO holds or have held with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof). In the event it comes to the Company Releasers’ attention, subsequent to the execution of this Separation Agreement, that the CEO’s conduct met the standards expected of an executive in its position and that no evidence supporting a contrary belief exists, the Company Releasers shall take all necessary steps to correct any previous implications or indications otherwise, made by Company Releasers, including the issuance of a public retraction or correction.
18.The Company Releasers represents and warrants that the confirmation of conduct as stated in this Separation Agreement is true and accurate and acknowledges that the CEO has relied upon this representation and warranty in executing this Separation Agreement.
19.This Separation Agreement implies a full and final settlement between the Parties in connection with the employment relationship, as well as any other positions that the CEO holds or have held with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof) and the termination thereof. Through this Separation Agreement, the Parties waive the right to bring any further claims against each other, except for the terms of this Separation Agreement.
20.The CEO confirms that, except for the terms of this Separation Agreement, he has no claims or any other rights whatsoever against the Parent Company or its affiliates and subsidiaries, and the Parent Company confirms that, except for the terms of this Separation Agreement, it and its affiliates and subsidiaries have no claims or any other rights whatsoever against the CEO. Each Party hereby irrevocably and unconditionally waives, releases and dismisses any such claims and rights with respect to the Parent Company, its affiliates and subsidiaries. Consequently, the agreement implies that the CEO cannot invoke the employment protection right under the Norwegian Working Environment Act or any other applicable law against the Parent Company or its affiliates and subsidiaries.
21.The CEO shall continue to be covered by the Parent Company’s D&O insurance policy and other insurance policies in accordance with their terms with respect to former directors and officers of the Parent Company. To the extent permitted by applicable law, the Parent Company shall also indemnify and hold the CEO harmless from and against any claims from its subsidiaries and affiliates, and from third party claims relating to his position as Chief Executive Officer or Director or any other positions with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof), and shall offer all required assistance and access to information in connection with any potential claims.
22.Subject to applicable law and regulations, including the Parent Company’s disclosure obligations as a company listed on the New York Stock Exchange, this Separation Agreement is confidential. Subject to the Parent Company’s disclosure obligations, the

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Parties shall in good faith agree any required public communication concerning the departure of the CEO and this Separation Agreement.
23.The Parties agree to issue a mutually agreed-upon statement regarding the CEO's departure and to use this statement exclusively in response to any inquiries from the public or press, and for internal communication, regarding the CEO’s departure. The Parties shall refrain from making public statements about each other that will damage the reputation of the other Party.
24.This Separation Agreement has been duly approved by the Board.
25.This Separation Agreement shall be governed by and construed in accordance with Norwegian law and the Parties give exclusive jurisdiction to the Norwegian Courts.

This Separation Agreement has been prepared and signed in two original copies, one copy having been delivered to and to be retained by each of the Parties.
June 5, 2024

For the Company	The CEO

/s/ Tom Einar Jensen	/s/ Birger K. Steen
Tom Einar Jensen	Birger K. Steen

For the Parent Company

/s/ Tom Einar Jensen
Tom Einar Jensen